metaKnyts

metaKnyts is an award-winning multi-format saga on the battle for the soul of the metaVerse, using proprietary tech to create, monetize and protect its IP digitally. It is the key franchise of Metaiye Media, a next generation media company aiming to transform ownership through storytelling and play.


METAKNYTS

Invest

$107.08 minimum investment

DEADLINE: May 26, 2023

in a month

SHARE PRICE

$26.77

TOTAL RAISED

$3,427

VALUATION

$48,800,479

4(a)(6) offering provided by Netcapital Funding Portal Inc.

Pitch Updates Discussion

HIGHLIGHTS

- A well developed, next-generation media franchise and IP at the epicenter of comics ($1.095B in '18), gaming ($214.2B in '21), digital collectibles ($11.8B/14.2% CAGR '20/25.9% CAGR '22), and the metaVerse ($61.8B '22).
- Excellent team with strong industry mentors such as Sirius XM radio host and Pulitzer prize winner - Karen Hunter and Cambridge Analytica whistleblower and star of Netflix documentary The Great Hack; Brittany Kaiser.
- Strong development and distribution partnerships with OpenAI, Microsoft, Comic Republic, Ebony, Unanimous Games, Onyx Streaming Network, NYU, HBCUs and others providing reach to 1.2m target consumers, and ongoing IP licensing negotiations with film studios and AAA publishers.

OVERVIEW

metaKnyts is a ground-breaking new type of CryptoMedia™

metaKnyts is a pioneering, edutainment franchise using blockchain technologies to give fans ownership of episodes and other collectibles from the saga. Fans can buy, earn and build upon these collectibles to create unique, individual and personal collections of the saga which they can own within and independently of the franchise.


WHAT IS IT?
METAKNYTS IS AN OPEN, EDUTAINMENT FRANCHISE
Built on blockchain and web 3 technologies
Designed to give people ownership of digital episodes and saga items
Gives people a way to learn and earn from participating in our metaVerse





All metaKnyts episodes and associated digital items can be brought and assembled into unique collections that can be traded peer to peer on the blockchain automatically without intermediaries. This results in more freedom, flexibility, transparency, fraud resistance and value for fans and collectors.


WHAT CAN YOU DO WITH IT?
ALL METAKNYTS EPISODES AND ASSOCIATED DIGITAL ITEMS CAN BE:
Bought
Tracked
Traded
Collected
(WITHOUT INTERMEDIARIES) SO YOU GET:
More freedom
Value Retention
More transparency
Fraud resistance


IF YOUR PLAN WAS MERELY TO CRASH THE WORLD'S ECONOMY, I'D STILL FIGHT Y

THE PROBLEM

Digital assets are locked in closed platform that cause them to lose value over time.

Today's comic and gaming media industry is massive, creating more value than the music and film industry combined. However, current blockbusters like Marvel Heroes or Fortnite are closed systems where the value created by readers, fans and gamers is locked into the publisher's platforms.


OTHER BRANDS ARE CLOSED SYSTEMS
IF A TITLE IS DISCONTINUED OR USERS MOVE ON TO A NEW FRANCHISE, THIS VALUE IS LOST AND CANNOT BE TRANSFERRED TO NEW PLATFORMS

If a title is discontinued or users move on to a new franchise, this value is lost and cannot be transferred to new platforms. This reduces the potential value of assets created in these closed systems. The same is true with other digital media and collectibles. Current platforms prohibit true ownership of digital items preventing them from realizing their full potential to accrue value.


CURRENT PLATFORMS PROHIBIT TRUE
OWNERSHIP OF DIGITAL ITEMS

THE SOLUTION

We believe metaKnyts is a fraud-resistant CryptoMedia™ that enhances value.

metaKnyts is a cyberpunk saga on the evolution of the internet which takes place across a physical realm "Terra" and its digital twin "Digiterra." It is the tale of a battle between secret FANG and BAT conglomerates of cyber vampires for control of the metaVerse and the souls of mankind. Episodes and related assets are distributed as CryptoMedia, a new blockchain-enabled type of media that can be collected and sold person-to-person directly, in a decentralized and IP preserving manner. These CryptoMedia capabilities go beyond current NFT (non fungible token) offerings in the market to deliver content as true digital property.


METAKNYTS
1.0


1.0
EPISODE 1.0/#2/THE GENESIS BLOCK
ATANDA . THE COLLECTIVE

The above images are from metaKnyts #2 (Season 1.0)

metaKnyts episodes are accessed using a KnytWallet that lets fans store episodes as digital collectibles they buy alongside other digital items in a platform independent way. In addition to letting fans own comics and characters from the saga as crypto assets, metaKnyts plans to allow people to assemble unique personal collections and create novel avatars called metaVatars™ which they can use in unique and compelling ways to engage with and become a part of the saga while also enabling them to capture and accrue value.



BUSINESS MODEL

metaKnyts lets people buy and sell metaKnyts comics and other collectible media, peer to peer across the world using local and compatible crypto currencies. Our blockchain-powered distribution and payment system lets us mix models like subscription, pay-per-view, micro payments, etc. to enable people to create unique personal collections and build our community profitably.

metaKnyts Licensing

Licensing is core to our business model and we have developed a multi-modal licensing model to license characters from the franchise, the franchise itself and technology from the franchise to a wide range of licensees. For example, we have a licensing agreement with Lio Green, the WWE and AWE wrestler in which we have agreed to retain Lio to promote a character from the metaKnyts Universe as an alter ego to his Lio Rush wrestling persona. This is a novel licensing model that has the potential to be replicated with other celebrities and sports media franchises in other verticals to potentially drive value into our franchise and ecosystem.

metaKnyts // Lio Rush



Lio Green, better known by his ring name Lio Rush, is an American professional wrestler and musician currently signed to New Japan Pro Wrestling (NJPW), where he is a member of the Chaos stable. Lio has worked for WWE, where he was the youngest NXT Cruiserweight Champion and winner of the 2018 WWE United Kingdom Championship Invitational. Lio has licensed his likeness to a metaKnyts character, KnytRush, which he plans to bring to life and use to introduce metaKnyts to wrestling fans across the world.

metaKnyts KnytRush KnytCard:


METAKNYTS
KNYTRUSH
POWERS
SUPER SPEED AND TELEKINESIS
KNYT RUSH
KURT JOHNSON

metaKnyts // Immortal

Additionally, metaKnyts itself is a proof of concept for a new type of media platform that may be licensed to other IPs. We currently have MoUs (Memorandum of Understanding) with other aligned IPs to this end.


IMMORTAL

metaKnyts // CareSpace

metaKnyts opens up a whole new range of metaverse partnership and collaborations with both fictional and nonfiction brands.


CLUB
TRAINER


OUR MODEL
METAKNYTS KNYTWALLET IS DESIGNED TO LET PEOPLE BUY AND SELL METAKNYTS COMICS AND OTHER COLLECTIBLE MEDIA, PEER TO PEER ACROSS THE WORLD USING LOCAL AND COMPATIBLE CRYPTOCURRENCIES
METAKNYTS

OUR TRACTION

We already have a complete series with a large, growing fan base.


METAKNYTS
#3 - PHI-HACKS
METAKNYTS
#3 - PHI-HACKS
METAKNYTS
#3 - PHI-HACKS

EPIC RARE LEGENDARY

metaKnyts already has 13 complete episodes of the saga in multiple 'phygital' formats with varying degrees of rarity and a fully developed core of metaKnyts IP including the metaKnyts Universe. The saga is now available around the world in print, digital and animated formats to millions of consumers including over 1.2M Gen Z target consumers through our distribution partnerships with Amazon, Comic Republic and the Onyx Streaming Network. **This reach and popularity translates financially as well, as over 3,700 people invested over $1 million in metaKnyts first Reg CF campaign on StartEngine.** Additionally through our partnerships with Comic Republic, Onyx Streaming Network and NYU we have **direct access to over 1.2 million gen z consumers** in our primary target demographic including 300K HBCU students.

Furthermore, we are in advanced stages of the alpha development of the metaKnyts blockchain based metaVerse game which integrates leading gaming technology including Unreal 5, VR and crypto payments with real time data and a pioneering new play-to-learn and learn-to-earn reward model.


13 Complete episodes
Over 1.2m Gen Z target audience reach
Over 3,600 Have invested over $1.2 million

From a press perspective, we have benefitted from appearances at prominent events and media platforms such as SXSW, Cheddar TV, Afropunk, CoinDesk, and Privacy by Design. We have also been working with NYU's (New York University) Metaverse Collaborative, Ebony Magazine, OpenAI, Microsoft, the African Diaspora Development Institute and Africa's leading comic production company, Comic Republic.

metaKnyts won the first place Gold Award for technology innovation at the Consumer Electronics Show (CES)'s 'Phygital' competition in 2021. The saga has been soft launched in digital and physical format with episodes available around the world on Amazon and as digital collectibles on metaKnyts.com. In parallel, we are preparing to launch our KnytWallet platform to a closed beta network of early adopters in 2023, with a wider public release planned for '24. We also have MoUs with major metaVerse, gaming and web3 companies with whom we are building class leading capabilities.


AWARD WINNING
BLOCKCHAIN
TECHNOLOGY INNOVATION
CES 2021
1ST PLACE
AWARD WINNER
CONSUMER ELECTRONICS SHOW
& Village Francophone Phygital World
1ST PLACE GOLD
AWARD FOR BLOCKCHAIN
INNOVATIONS
2ND PLACE SILVER
AWARD FOR EDUCATION
INNOVATIONS
METAIYE KNIGHTS

metaKnyts introduces class-leading capabilities and is one of the most comprehensive projects in the metaVerse.

KNYTAPP & KNYTWALLET

metaKnyts introduces a pioneering CryptoMedia™ Wallet that is designed to let fans own digital items independently of the platforms they use to create or acquire them. metaKnyts episodes and other saga assets are bought, assembled and accessed with our wallet which is designed to let fans store them as collectible collections alongside other digital assets they may own in a platform-independent way.


THE GENESIS BLOCK
Read
Watch
Episodes

The KnytWallet is designed to enable fans to take control of their CryptoMedia and digital items, giving them a safe place to store them regardless of what happens to metaKnyts as a media franchise. It also is designed to deliver new services like self sovereign single sign on, rewards, collectibles trading and a peer to peer CryptoMedia marketplace.



THE MARKET

metaKnyts is one of the world's first CryptoComics™ and a metaVerse gaming pioneer.

metaKnyts is more than a comic and graphic novel, it's a portal to the shifting future of our digital lives, where extended-reality, the metaVerse, gaming and our physical world can meet. It is a first step towards a richly immersive, blended and augmented future, where digital assets may be owned, bought, sold, loaned and traded the same as physical property.


METAKNYTS
METAKNYTS
METAKNYTS
METAKNYTS

Metaiye Media is also developing a metaKnyts metaVerse game with treasure hunt-like quests for assets that can be bought, earned or won and kept safe in the metaKnyts wallet. The metaKnyts game is designed to integrate VR, AR, blockchain, and the metaVerse into a singular decentralized, immersive entertainment experience. It may also introduce a novel personalization and play-to-learn / learn-to-earn reward system for completing exercises that increase players web3 skills and capabilities. We are working with leading academia like NYU to design a metaVerse platform that integrates best in class innovations in social AI, behavioral economics, simulation and tokenomics to deliver strong economic and social value.


METAKNYTS
metaMe
theinternetfoundation
aria

Metaknyts champions diversity, equity and digital literacy

metaKnyts champions Digital Literacy, STE(A)M education and actively promotes diversity and inclusion in technology. With this charge in mind, we are working with the World Economic Forum's Digital Intelligence (DQ) Institute to promote digital literacy and skill development in urban communities. We are also partnering with the African Diaspora Development Institute to use metaKnyts to underpin the delivery of Web 3 training to youth in underserved communities.



HIGHLIGHTS

An inclusive, groundbreaking IP that we believe crosses billion-dollar verticals.

metaKnyts is a unique opportunity to own a stake in an exciting property we believe is poised to lead a new category of decentralized CryptoMedia based entertainment franchises. We are led by stellar management, with world-class advisors and development partners with expertise, connections, and serious track records. The project features timely and market leading IP, award-winning technology, and a stalwart pipeline of content and IP for future releases tailored to gen Zs and alphas. Join us in laying the foundation for a new media franchise that can potentially redefine ownership through entertainment – invest in Metaiye Media today!



TEAM



Dele Atanda

Founder & CEO, Director

Innovator, Entrepreneur &; Future Hacker. Dele is a serial entrepreneur and acclaimed digital visionary. He leads Metaiye Media as CEO. He previously led innovations for Fortune 100s that became gold standards in their sectors and IBM's Auto, Aerospace and Defense sector as Chief Digital Officer. He has been a pioneering voice on the emergence of web 3.0 tech, notably with his best seller The Digitterian Tsunami: Web 3.0 and the Rise of the N.E.O Citizen published in 2013. He is an advocate of the potential of decentralization to advance humanity and dramatically transform society.

Metaiye Media Inc is his primary employment and he spends 40 hours a week working for the issuer, Metaiye Media. Please note he is also currently the CEO of a related entity, metaMe.



Brittany Kaiser

Advisor

Brittany was the Cambridge Analytica whistleblower and the central character of Netflix: The Great Hack documentary. Brittany currently is a Data Activist, Co-Founder of the Digital Assets Trade Association and founder of #OwnYourData.



Karen Hunter

Mentor

Karen is host of The Karen Hunter Show on SiriusXM and is Head of Talk Programming for Urban View. Karen is a Politzer prize winning journalist, best selling author, publisher, distinguished lecturer and Professor in Film & Media at the Hunter College in New York.



Nick Rosa

Advisor

Nick is Chair of the Immersive Technologies Council of the British Interactive Media Association and Global Head of Immersive Learning at Accenture. Nick has led complex digital solutions across mobile, immersive media, broadcasting and digital entertainment sectors for over 15 years specializing in XR (VR/AR).





Susan Oh
Advisor

Susan Chairs AI for Impact and is a board member of the UN's Blockchain Commission for Sustainable Development. She won The Quantum Impact Award #DecadeofWomen, is an AAJA Knight-Poynter Fellow and was awarded the 1997 Overseas Press Club Award for the handover of Hong Kong to Chinese reporting.

Ifeanyi Oteh
Advisor

Ifeanyi brings a wealth of legal, commercial and investment management expertise to our team and advises on general legal commercial and investor relations issues.





Peter Bidewell
Marketing

Peter leads R3's Blockchain practice helping Fortune 100 clients realise strategic implementations of blockchain solutions fit for enterprise scale. He has grown companies across Fintech, Entertainment and Edtech globally and is currently marketing lead for Metaiye Media's technical partners - metaMe and The internet Foundation. the issuer 10 hours a week.

Shyam Duraswami
Technology

Shyam is Chief Strategist for CPQ and Metaiye Media's Technical lead with over a decade of experience with leading edge technologies, systems and digital operations. His experience spans sports, automotive and media. Shyam regularly works with startups and research teams on developing products and business models that leverage the web 3.0 architecture and is a public speaker on Blockchain ecosystems.





David Lewis
Crypto Art Division (Part-Time)

David Lewis leads Metaiye Media's Crypto Art Division and comes with a wealth of knowledge from the crypto art community and on the technical deployment of NFTs.

Omotayo 'Tayo' Ladipo
Artist and Community Emissary (Contractor)

Tayo, creator of the revered Ebabes collection and known to the NFT artist community as 'Tayodamnshoes', is celebrated for Africentric interpretation of diaspora themes, figures, religions and cultural influences in her art.





Shawntel Ohnson
Artist and Community Emissary (Contractor)

Shawntel, 1st generation Afro-Caribbean American artist mononymously known as 'Shawntel', is widely admired for her use of vibrant colors. As a thought leader in the NFT community, Shawntel routinely serves as a community curator, cultivator and connector.

Nnenna 'Nes' Onwudiwe
Artist and Community Emissary (Contractor)

Nes, 1st generation Nigerian American, is a compassionate and driven fine art practitioner with strong multidisciplinary experience.



Cyprian Aarons
Developer (Part-Time)

Cyprian is our code Ninja and lead developer for the metaKnyts project.



Brendon Ellington
Product Owner (Part-Time)

Brendon brings years of product ownership and product management experience to the team and serves as our agile coach and programme leader.

USE OF PROCEEDS

If the offering's maximum amount of $4,936,870 is raised:

Use	Value	% of Proceeds
Marketing	$967,627	19.6%
Company Employment	$987,374	20.0%
Inventory	$49,369	1.0%
Build and Development	$1,382,324	28.0%
Research and Development	$888,637	18.0%
General & Administrative	$419,634	8.5%
Intermediary fees	$241,907	4.9%

TERMS

This is an offering of Common Stock, under registration exemption 4(a)(6), in Metaiye Media Inc, doing business as metaKnyts. This offering must raise at least $10,000 by May 26, 2023 at 10:59pm ET. If this offering doesn't reach its *target*, then your money will be refunded. metaKnyts may issue additional securities to raise up to $4,936,870, the offering's *maximum*.

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

2,007,372 shares
× $26.77 per share

$53,737,348 implied valuation

FINANCIALS

metaKnyts' official name is Metaiye Media Inc, so that's the name that appears in the statements below.

These financial statements have been audited by an independent Certified Public Accountant.

CPA audit report

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

We're also required to share links to each of the SEC filings related to this offering with investors.

- Form C on March 23, 2023
- Form C/A on March 29, 2023

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

- Website
- LinkedIn
- Twitter
- Facebook

UPDATES

Mar 29, 2023 • Filed Form C/A

Mar 23, 2023 • Primary offering of 184,418 shares at $26.77

Mar 23, 2023 • Filed Form C

ASK A QUESTION

Proofread your comment before submitting: once it's posted, you can't edit or delete it. For the fastest help with the web site, email help@netcapital.com instead of commenting.

Type your question or comment here

Post

Looking to raise capital?
We can help turn your friends, family and customers into investors.

Learn more

Interested in more investment opportunities?
Browse all offerings currently available.

See more

hello@netcapital.com
+1 (617)-231-9270

Investor FAQ

Entrepreneur FAQ

Educational Materials & Risks

Help Center

Work with Us

News

About Netcapital